    The financial statements of FaxSav Incorporated have been prepared to give effect to the one-for-nine reverse stock split at a par value of $0.01, as described in Note 14 to the financial statements included in this registration statement. When the reverse stock split has occurred, we will issue the consent below.

                                          COOPERS & LYBRAND L.L.P.

Parsippany, New Jersey
August 5, 1996

                       CONSENT OF INDEPENDENT ACCOUNTANTS

    We consent to the inclusion in this Registration Statement on Form S-1 of FaxSav Incorporated of our reports dated March 29, 1996, on our audits of the financial statements and financial statement schedule of FaxSav Incorporated (formerly Digitran Corporation). We also consent to the reference to our firm under the caption "Experts."

Parsippany, New Jersey
          , 1996